Exhibit 10.MM

BOARD OF DIRECTORS POLICY ON
INCENTIVE COMPENSATION, STOCK OPTIONS
AND OTHER EQUITY GRANTS UPON THE RESTATEMENT
OF FINANCIAL RESULTS (CLAWBACK POLICY)

The Board of Directors has adopted a formal policy stating that, if an executive engaged in any fraud, misconduct or other bad-faith action that, directly or indirectly, caused or partially caused the need for a material accounting restatement for any periods as to which a performance-based award was paid or credited to the executive during the 12-month period following the first public issuance of the incorrect financial statement, such award shall be subject to reduction, cancellation or reimbursement to the Company at the Board’s discretion. The clawback policy covers any executive who participates in our ESIP or any successor plans. Our incentive compensation plans, stock plans and deferral plans all include the provisions of this policy.